Exhibit 99.1

Organovo Provides Market Update

SAN DIEGO, March 13, 2015 /PRNewswire/ -- Organovo Holdings, Inc. (NYSE MKT: ONVO; "Organovo"), is providing the following market update:

Organovo remains extremely excited about the early commercial success of our exVive3D™ Human Liver Tissue and we continue to believe it has a strong commercial future in front of it. Nothing has changed from the Company's perspective, nor are we in possession of any new information that would dampen our optimism about the future of our exVive3D™ Human Liver Tissue or the future of Organovo.  As we've said before, we believe that as we penetrate the toxicology market, our exVive3D™ Human Liver Tissue and service will grow into the tens of millions in annual revenue, and has $100M+ revenue potential in the future as we pursue diligent sales and marketing efforts (inside of a total addressable market of over $1B).  We believe we're on the way to building a strong profit center in research tissues for Organovo, which will expand with our launch of 3D bioprinted kidney tissues in 2016.

In addition to having excellent operational execution, Organovo is also financially strong.  Our balance sheet is strong with no debt, more than $50 million in cash on hand, and a prior quarter burn rate that annualized at approximately $19 million per year.  We have recently communicated we expect spending on current projects to ramp our annual burn rate to $25 million per year; but even at that higher rate of spending, we have approximately two years of operating cash on hand.

Organovo's Board and management team are focused on executing our goals and remain confident in the Company's technology and team.  The Company has hit every milestone it has described to investors on a timely basis since going public in 2012.  We are proud of our accomplishments to date, and we look forward to continuing to execute our strategic vision, including a goal to build long-term shareholder value.  We believe we are the leader in 3D bioprinting and 3D tissues and we are working diligently to retain leadership and capture value for our shareholders.

About Organovo Holdings, Inc.

Organovo designs and creates functional, three-dimensional human tissues for use in medical research and therapeutic applications. The Company develops 3D human disease models through internal development and in collaboration with pharmaceutical and academic partners. Organovo's 3D human tissues have the potential to accelerate the drug discovery process, enabling treatments to be developed faster and at lower cost. The company recently launched its initial product of the planned exVive3D™ portfolio offering, a 3D Human Liver Tissue for use in Toxicology and other preclinical drug testing. Additional products are in development, with anticipated release for an exVive3DTM Human Kidney Tissue in the latter half of calendar year 2016. The Company also actively conducts early research on specific tissues for therapeutic use in direct surgical applications. In addition to numerous scientific publications, the Company's technology has been featured in The Wall Street Journal, Time Magazine, The Economist, and numerous other media outlets. Organovo is changing the shape of medical research and practice. Learn more at www.organovo.com.

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Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the market acceptance of the Company's products; and the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including our Quarterly Report on Form 10-Q filed with the SEC on February 6, 2015.  You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

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SOURCE Organovo Holdings, Inc.

Organovo Holdings, Inc., Barry Michaels, Chief Financial Officer, 1-858-224-1000 ex. 3, IR@organovo.com; Gerry Amato, Amato & Partners, LLC, admin@amatoandpartners.com